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                   LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement ("Agreement") is made as of July 1, 1999, by and among Stephen B. Properties, Inc., Stephen Bulboff (collectively, "Sellers"), and Mace Wash, Inc., the successor by merger to American Wash Services, Inc. ("Purchaser")

                                   RECITALS

        Sellers and Purchaser are parties to a Real Estate and Asset Purchase Agreement dated March 8, 1999, ("Purchase Agreement"). In accordance with the Purchase Agreement, certain of the assets of Sellers ("Assets") and certain of the contractual liabilities of Sellers under leases will be conveyed to Purchaser on the closing date of the Purchase Agreement.

        The Sellers desire to assign and convey to Purchaser certain leases, pursuant to the Purchase Agreement, and Purchaser desires to accept said conveyance and assignment on the terms and conditions set forth herein and in the Purchase Agreement.

                                   AGREEMENT

        NOW THEREFORE, the parties, intending to be bound thereby, and in exchange for the consideration set forth in the Purchase Agreement, agree as follows:

        1. Assignment. The Sellers hereby assign all right, title and interest
           ----------
of Sellers under the leases set forth below ("Leases").

                (a) Lease dated March 1, 1999 between Amoco Oil Company, a Maryland Corporation and Stephen B. Properties, Inc. for premises known as 4043 Germantown Avenue, Philadelphia, Pa.;
                (b) Lease executed April 2, 1998 between Amoco Oil Company, a Maryland Corporation and Stephen Bulboff for premises known as 601 West Girard Avenue, Philadelphia, Pa;
                (c) Lease dated January 31, 1999 between Robin Rae Colevas and Stephen Bulboff for premises known as the Robo Carwash Site at 240 N. Dupont Highway, Smyrna, Delaware;
                (d) Lease executed May 15, 1989 between Second Philadelphia Equities and Stephen Bulboff for the premises known as 200 MacDade Boulevard, Yeadon, PA.

Sellers, to date, have been unable to locate originals or copies of the leases in 1(b) and 1(d) above ("Missing Leases"). Sellers represent and warrant that the Missing Leases do exist, and that Sellers are in possession of 601 West Girard Avenue, Philadelphia, Pa and 200 MacDade Boulevard, Yeadon, PA. under the terms of the Missing Leases. Sellers will use their best efforts to obtain originals of the Missing Leases and deliver them to Purchaser. Sellers represent and warrant that the Missing Leases have the same terms and provisions as the leases for the same premises which Sellers have delivered to Purchaser but which have Hanna Acceptance Corp. as the tenant of Girard Avenue

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and Soft Cloth Shammy Shine, Inc. as tenant of Yeadon, Pa.



        2. Assumption. Purchaser accepts the assignment of the Leases and
           ----------
assumes all of the Sellers' obligations under the Leases arising after the date of this Agreement. Purchaser shall be liable for payment and/or performance of all the terms, conditions covenants, and warranties of the Leases arising after the date of this Agreement.

        3. No Waiver; Remedies Cumulative. No waiver by the parties hereto of
           ------------------------------
any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

        4. Assignment; Binding Effect. This Agreement is not assignable by the
           --------------------------
Sellers. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Purchaser's successors and assigns.

        5. Severability; Headings. If any portion of this Agreement is held
           ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

        6. Governing Law. This Agreement shall in all respects be construed in
           -------------
accordance with the laws of the State of New Jersey.

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        IN WITNESS WHEREOF, The parties hereto have caused this Assignment and
Assumption Agreement to be executed as of the day and year first above written.

PURCHASER               MACE WASH, INC.


                        By: /s/ Robert M. Kramer
                            --------------------
                        Name: Robert M. Kramer
                        Title: Executive Vice President


SELLERS
                        Stephen B. Properties, Inc.


                        By: /s/ Stephen Bulboff
                            -------------------
                            Stephen Bulboff, President



                        /s/ Stephen Bulboff
                        -------------------
                        Stephen Bulboff, Personally

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